G-III APPAREL GROUP, LTD.

For: G-III Apparel Group, Ltd.
Contact: Investor Relations James Palczynski (203) 222-9013
G-III Apparel Group, Ltd. Wayne S. Miller, Chief Operating Officer (212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES THIRD QUARTER FISCAL 2007 RESULTS

— Net Sales and Net Income Reach Record Levels —
— FY07 Earnings Guidance Increased to Range of $0.90 to $0.95 Per Share Compared to
FY06 Performance of $0.58 Per Share —

New York, New York – December 6, 2006 – G-III Apparel Group, Ltd. (Nasdaq: GIII) today announced operating results for the third quarter of fiscal 2007.

For the three-month period ended October 31, 2006, G-III reported that net sales increased by 31.1% to $244.7 million, net income increased by 57.0% to $23.3 million and net income per diluted share increased by 38.3% to $1.59. This compares to net sales of $186.6 million, net income of $14.8 million and net income per diluted share of $1.15 during the comparable period last year.

For the nine-month period ended October 31, 2006, G-III reported net sales of $328.2 million, net income of $12.7 million and net income per diluted share of $0.93, compared to net sales of $254.9 million, net income of $9.8 million and net income per diluted share of $0.82 during the comparable period last year.

The three and nine-month results this year include the reversal of tax reserves of approximately $970,000, or $0.07 per diluted share, as a result of a recently concluded tax audit. The three and nine-month results of the prior year include an after-tax non-cash compensation charge of approximately $920,000, or $0.07 per share, related to the vesting of restricted shares of common stock that had been previously granted to key management.

All share and per share data in this release have been retroactively adjusted for the Company’s three for two stock split effective March 28, 2006.

Morris Goldfarb, G-III’s Chief Executive Officer, said, ‘‘We are pleased with our record performance in the third quarter for net sales and net income. The strength in our business was broad-based and is expected to continue through the remainder of the holiday season.’’

Mr. Goldfarb continued, ‘‘Our outerwear business has performed well during this retail selling season. The strength in our coat operation is due to our great brands led by Calvin Klein, Sean John, Guess?, Kenneth Cole and Ellen Tracy, as well as a robust private label business.’’

Mr. Goldfarb concluded, ‘‘We are enthused by our initiatives in women's suits and dresses and men’s and women’s sportswear and look forward to building out these platforms and having them become a meaningful part of our financial results.’’

Outlook

The Company has increased its guidance to reflect its strong third quarter performance and its expectation for the fourth quarter. For the fiscal year ending January 31, 2007, the Company now expects to achieve net sales of approximately $430 million, up from its previous forecast of $410 million. Due to a combination of strong outerwear reorders and the impact of new, non-seasonal businesses, the Company is now forecasting full year net income per diluted share in the range of $0.90 to $0.95. This compares to its previous expectation of net income of $0.63 to $0.67 per share and the year-ago reported level of $0.58 per share.

The Company now projects EBITDA to increase 54% to 59%, or to approximately $31 to $32 million, up from $20.1 million in fiscal 2006. EBITDA results should be evaluated in light of the Company’s financial results prepared in accordance with GAAP. A reconciliation of EBITDA to net income in accordance with GAAP is included in a table accompanying the condensed financial statements in this release.

When comparing guidance for fiscal 2007 to results for fiscal 2006, the Company further noted that it completed two acquisitions in July 2005. As a result, the Company’s full year results for fiscal 2006 excluded seasonal losses by the acquired companies in the first half of fiscal 2006, as well as the higher interest expenses and depreciation and amortization costs in fiscal 2007 relating to the acquisitions.

About G-III Apparel Group, Ltd.

G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed labels, private labels and our own labels. G-III has fashion licenses, among others, under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Nine West, Ellen Tracy, IZOD and Tommy Hilfiger labels, and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Louisville Slugger, World Poker Tour and more than 100 U.S. colleges and universities. G-III-owned labels include, among others, Marvin Richards, G-III, Black Rivet, Siena Studio, Colebrook, G-III by Carl Banks, Winlit, NY 10018 and La Nouvelle Renaissance.

Statements concerning the Company’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are ‘‘forward-looking statements’’ as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

(Financial Tables to Follow)

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
(NASDAQ:GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	10/31/06	10/31/05	10/31/06	10/31/05
Net sales	$244,704	$186,621	$328,175	$254,941
Cost of sales	172,360	131,503	238,319	186,159
Gross profit	72,344	55,118	89,856	68,782
Selling general and administrative expenses	29,650	26,059	61,467	46,981
Depreciation and amortization	1,103	1,278	3,300	2,059
Operating profit	41,591	27,781	25,089	19,742
Interest and financing charges, net	2,662	2,241	4,573	2,771
Income before income taxes	38,929	25,540	20,516	16,971
Income tax expense	15,671	10,727	7,845	7,128
Net income	$23,258	$14,813	$12,671	$9,843
Basic net income per common share	$1.68	$1.25	$0.98	$0.87
Diluted net income per common share	$1.59	$1.15	$0.93	$0.82
Weighted average shares outstanding:
Basic	13,859	11,891	12,898	11,307
Diluted	14,613	12,829	13,630	11,993

	At October 31 2006	At October 31 2005
Selected Balance Sheet Data (in thousands):
Working Capital	$86,704	$70,102
Inventory	63,337	52,123
Total Assets	298,120	243,672
Short-term and revolving debt	106,485	96,111
Long-term debt	16,800	23,400
Total Shareholders' Equity	$110,789	$84,381

Prior year share and per share amounts have been retroactively adjusted for a three for two stock split effective March 28, 2006.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
RECONCILIATION OF EBITDA TO ACTUAL AND FORECASTED NET INCOME

(in thousands)
(Unaudited)

	Forecasted Twelve Months Ended January 31, 2007	Actual Twelve Months Ended January 31, 2006
EBITDA, as defined	$31,000 – $32,000	$20,083
Depreciation and amortization	4,500	3,125
Interest and financing charges, net	6,000	4,349
Income tax expense	8,000	5,517
Net income	$12,500 – $13,500	$7,092

EBITDA is a ‘‘non-GAAP financial measure’’ which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.

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